                                                                     EXHIBIT 8.1

                                 April 9, 1998



Glenborough Realty Trust Incorporated
400 South El Camino Real, 11th Floor
San Mateo, California 94402

Ladies and Gentlemen:


         We have acted as special tax counsel to Glenborough Realty Trust Incorporated, a Maryland corporation (the "Company") in connection with the offer and sale from time to time by the holders (the "Selling Stockholders") of up to 597,961 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock") of the Company, which Shares comprise the following: (i) up to 72,564 Shares (the "Partnership Interests Acquisition Shares") which were issued in connection with the acquisition by the Company of all the limited partnership interests in a limited partnership; (ii) up to 173,200 Shares (the "Portfolio Acquisition Shares") which were issued in connection with the acquisition by the Company of a diversified real estate portfolio; and (iii) up to 352,197 shares of Common Stock (the "Unit Shares") that may be issued by the Company to certain holders (the "Unit Holders") of up to 352,197 units of limited partnership interests (the "Units") in Glenborough Properties, L.P., a California limited partnership (the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling interest, if and to the extent that such holders tender such Units for redemption and the Company elects to redeem such Units for Shares of Common Stock. The Partnership Interests Acquisition Shares, Portfolio Acquisition Shares, and Unit Shares are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-3 with the Securities and Exchange Commission ("SEC") on April 9, 1998, under the Securities Act of 1933 (the "Act"). Capitalized terms not defined herein shall have the meanings ascribed to them in the certificate (or incorporated therein by reference), dated April 9, 1998 (the "Certificate"), delivered to Morrison & Foerster LLP which provides certain representations of fact by the Company relevant to this opinion.

Glenborough Realty Trust Incorporated
April 9, 1998
Page 2


         You have requested our opinion as to whether the Company has operated in a manner to qualify it as a real estate investment trust ("REIT"), within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is solely for the benefit of the Company and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

         In our capacity as tax counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Certificate; (ii) the Registration Statement and (iii) such other documents we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

         Furthermore, our opinion is based on (a) our understanding of the facts as represented to us in the Certificate and (b) the assumption that (I) the Company is operated and will continue to be operated in the manner described in the Certificate, (II) the facts contained in the Registration Statement are true and complete in all material respects, and (III) all representations of fact contained in the Certificate are true and complete in all material respects. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.

         We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, qualification and taxation of the Company as a REIT under the Code depends upon the Company's ability to satisfy or maintain on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code. To the extent that the facts differ from those represented to us or assumed by us herein, our opinion should not be relied upon.

Glenborough Realty Trust Incorporated
April 9, 1998
Page 3


         Our opinion herein is based on existing law as contained in the Code, the Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service ("IRS") and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge or that the courts will agree with our conclusions.

         Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that, commencing with the Company's taxable year ending December 31, 1996 through its taxable year ending December 31, 1997, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and its method of operation has enabled it to so qualify, and if it operates after December 31, 1997 in the same manner as it has prior to that date, it will continue to so qualify.

         We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS and case law.

                                               Very truly yours,


                                               /s/ Morrison & Foerster LLP